Exhibit 99.1

For Immediate Release

For More Information Contact:

Soho Capital LLC

info@sohocap.com

GlassBridge Asset Management to Deliver Strategies Via Strategy Data Exchange (SDX)

Innovative alternative asset manager to deliver strategies as SMAs and AMCs globally via digital distribution

Singapore (April 16, 2018) – GlassBridge Asset Management (‘GlassBridge’), the New York based alternative investment advisor focused on technology-driven and quantitative strategies has partnered with SoHo Capital, and their Strategy Data Exchange (“SDX”) to digitally deliver GlassBridge Asset Management strategies.

SDX was created in early 2017 as a library of model portfolios that are being productized by leading investment banks and private banks as Actively Managed Certificates (AMCs) and Separately Managed Accounts (SMAs). The strategies utilized on SDX are new bespoke investment strategies that are proprietary to SoHo’s clientele. SDX’s target end-customers/investors are private banks, insurance companies, brokerages, and External Asset Managers (EAMs).

“Our goal is to have GlassBridge’s strategies be ubiquitous on any device and available to all investors, worldwide on any platform,” said Daniel Strauss, COO of GlassBridge. “SDX’s global reach and client-focused solutions are an ideal complement to GlassBridge’s vision of building a ‘generation 2.0’ asset management business.”

“GlassBridge’s next-generation quantitative equity strategies have been developed over the past decade and managed by a team with advanced degrees in mathematics, physics or engineering, and extensive industry experience. This pedigree of portfolio managers and their tenure is of enormous interest to our clients in both Asia and Europe,” said Frank T. Troise, Founder of SDX. “The need and appetite for bespoke institutional strategies that provide alpha is almost insatiable.”

GlassBridge is committed to the Asian markets with SDX’s regional distribution partners. The firm has flexibility within its strategies for additional customization based on investor feedback (i.e., regional, sector, and weighting alterations).

"We view Asia as a significant opportunity where both sophisticated and first-time investors are searching for next generation investment solutions” said Robert Picard, Chief Strategist at GlassBridge Asset Management. “GlassBridge’s core strength has been as an innovator, and this ideation in conjunction with our investment strategies is a natural extension of our business. We believe the SDX Platform will allow GlassBridge to broaden our suite of products with significant distribution opportunities in Asia and Europe."

About SoHo

The Strategy Data Exchange (SDX) is the world's leading model portfolio gateway for institutional manager strategies. SDX has partnered with top tier investment banks, private banks, insurance companies, brokerages, and online distribution platforms for the distribution of its library of strategies. SDX's library can be manufactured as structured products, separately managed accounts (SMAs), or as unit trusts. Strategies on SDX range from long-only buy side mandates to alternative risk premia strategies (i.e. "Smart Beta"). SDX is owned by SoHo Capital LLC a private investment company founded in 1997. The company has grown to encompass a broad portfolio of interests. The company employs a simple investment philosophy looking for value opportunities where its capital, flexibility, management support, and strategic hand can build value.

About GlassBridge

GlassBridge Asset Management is a wholly-owned subsidiary of GlassBridge Enterprises, Inc. (OTCQX: GLAE), a holding company. The Company actively pursues a diverse range of innovative asset management business opportunities for its portfolio. GlassBridge Asset Management, LLC ("GBAM") is an investment advisor focused on technology-driven and quantitative strategies and other alternative investment strategies. For more information, please visit GlassBridge's website at www.glassbridge.com.